Exhibit 3.1

Ministry of Justice	Register of Companies

State of Israel

The Companies Law, 1999

Certificate of Incorporation of a
Company

This is to certify that:

TODOS MEDICAL LTD.
Todos Medical Ltd.

has been incorporated and registered in accordance with the Companies Law as a limited liability company

22/04/2010

Chet Eiyar Ta'sha

Company Number 514437128

[Seal]
Aviva Rayer, Adv.
in the name of Register of Companies